Exhibit 99.1
April 13, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports March 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported March and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 6.5 percent increase in traffic on a 7.2 percent increase in capacity compared to March 2017. Load factor decreased 0.5 points to 84.9 percent.

The following table shows the operational results for March and year-to-date compared to the prior-year periods:

	March			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,920	3,737	4.9%	10,489	10,008	4.8%
Revenue passenger miles RPM (000,000) "traffic"	4,654	4,369	6.5%	12,403	11,707	5.9%
Available seat miles ASM (000,000) "capacity"	5,485	5,116	7.2%	15,480	14,394	7.5%
Passenger load factor	84.9%	85.4%	(0.5) pts	80.1%	81.3%	(1.2) pts

MAINLINE
Mainline reported a 5.4 percent increase in traffic on a 6 percent increase in capacity compared to March 2017. Load factor decreased 0.5 points to 85.4 percent. Mainline also reported 81.9 percent of its flights arrived on time in March 2018, compared to 75.9 percent reported in March 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for March and year-to-date compared to the prior-year periods:

	March			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,085	2,906	6.2%	8,211	7,774	5.6%
RPMs (000,000)	4,256	4,039	5.4%	11,360	10,827	4.9%
ASMs (000,000)	4,985	4,704	6.0%	14,098	13,260	6.3%
Passenger load factor	85.4%	85.9%	(0.5) pts	80.6%	81.7%	(1.1) pts
On-time arrivals as reported to U.S. DOT	81.9%	75.9%	6.0 pts	84.4%	74.6%	9.8 pts

REGIONAL
Regional traffic increased 20.6 percent on a 21.4 percent increase in capacity compared to March 2017. Load factor decreased 0.4 points to 79.7 percent. Alaska's regional partners also reported 86.7 percent of its flights arrived on time in March 2018, compared to 84.2 percent in March 2017.

The following table shows regional operational results for March and year-to-date compared to the prior-year periods:

	March			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	835	831	0.5%	2,278	2,234	2.0%
RPMs (000,000)	398	330	20.6%	1,043	880	18.5%
ASMs (000,000)	500	412	21.4%	1,382	1,134	21.9%
Passenger load factor	79.7%	80.1%	(0.4) pts	75.5%	77.6%	(2.1) pts
On-time arrivals as reported to U.S. DOT	86.7%	84.2%	2.5 pts	86.2%	72.6%	13.6 pts

Alaska Airlines, together with Virgin America and its regional partners, flies 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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